SETTLEMENT AGREEMENT AND MUTUAL RELEASE

THIS SETTLEMENT AGREEMENT AND MUTUAL RELEASE ("Agreement"), effective June 22, 2018 is made and entered into by and between Zakeni Limited ("Zakeni") and SPYR, Inc. f/k/a Eat at Joe's, Ltd. ("SPYR").

RECITALS

WHEREAS, on October 13, 2015, Zakeni filed a suit (the "Lawsuit") in the U.S. District Court for the District of Delaware captioned *Zakeni Limited v. SPYR, Inc. f/k/a Eat at Joe's, Ltd.*, Civil Action No.1:15-CV-00926-UNA, seeking repayment by SPYR under two Convertible Debentures dated July 31, 1998 and September 2, 1998 respectively (collectively the "Debentures"). SPYR denied liability for payment under the Debentures based on multiple defenses, including expiration of the statute of limitations.

WHEREAS, Zakeni and SPYR desire to settle all claims raised in the Lawsuit and related to the Debentures and wish to avoid the cost of ongoing litigation and the uncertainty of trial.

THEREFORE, in consideration of the mutual promises and undertakings contained herein, the sufficiency of which is acknowledged by the parties, the parties to this Agreement agree as follows:

AGREEMENT

1. The Parties have reached this settlement in order to avoid risk, time and expense of ongoing litigation that in any way relates to or arises from or out of the Debentures and those that were or could have been raised in or are otherwise related to the Lawsuit (the "Lawsuit Matters"). As such, the execution of this Agreement and the exchange of consideration in accordance herewith shall not be in any manner construed as an admission of liability on the part of either Party; and both Parties specifically and expressly disclaim any liability or wrongdoing with respect to the Lawsuit Matters. For clarity, the term "Lawsuit Matters" does not include (a) any obligations of a party under this Settlement Agreement and the Exhibits -hereto, (b) any transactions, agreements or arrangements entered by them after the date hereof or (c) any matters relating to Zakeni's capacity as a shareholder of the Company.

2. Within ten (10) days from the date of execution of this Agreement by all parties, Zakeni and SPYR shall file in the Lawsuit a stipulated motion for dismissal substantially in the Form annexed hereto as Exhibit D including the required findings pursuant to Section 3(a)(10) of the Securities Act of 1933 and shall cooperate to obtain the dismissal with prejudice of all claims that were or could have been raised in the Lawsuit and providing that the Court retain jurisdiction for the purpose of enforcing this Agreement. In the event the Court declines to award the Order (as defined below) containing the relief sought pursuant to

Section 3(a)(10) or fails to issue the Order within 120 days (or such other period agreed to by the parties) of the filing of the motion, this Agreement shall be null and void and the parties shall retain all claims, rights and defenses in the litigation.

3. Within ten (10) business days of the entry of an Order of Dismissal With Prejudice in the Lawsuit (the "Order"), SPYR shall, pursuant to the Order, and the provisions of Section 3(a)(10) of the Securities Act of 1933 issue to Zakeni, or as it may otherwise direct, Three Million Five Hundred Thousand (3,500,000) free-trading shares of SPYR common stock (the "Shares"). The Shares shall be subject to a gating provision limiting the sale thereof on any given day to, not more than (a) the greater of (i) 10% of the prior trading day's volume or (ii) 5,000 shares during the first nine months after the date of the Order and 10,000 shares thereafter; but in any event no more than 200,000 shares per rolling 20 trading day period; or (b) such higher number to which SPYR may from time to time agree in writing.

4. Simultaneously SPYR: (a) shall issue to Zakeni, or as it may otherwise direct, three transferable divisible warrants (each, a "Warrant" and collectively, the "Warrants") to acquire an aggregate of 3,500,000 shares of Common Stock (with a term of five (5) years ending on the last day of the month of issuance) in the form annexed hereto as Exhibit A in the following denominations:

i. One Million (1,000,000) shares at an exercise price of $0.25;
ii. One Million Five Hundred Thousand shares (1,500,000) at an exercise price of $0.50; and
iii. One Million shares (1,000,000) at an exercise price of $0.75;

(b) execute and deliver the Registration Rights Agreement annexed hereto as Exhibit B; and

(c) execute and deliver to its Transfer Agent, Irrevocable Instructions to Transfer Agent in form reasonably satisfactory to Zakeni (and the Company commits that, if the Company subsequently changes its Transfer Agent, the Company will re-confirm such instructions and/or issue similar instructions to such new Transfer Agent).

The Warrants shall not be exercisable prior to the date that is six (6) months following the date of the Order and shall be subject to the provisions contained in the Warrants.

5. Upon delivery of Three Million Five Hundred Thousand (3,500,000) shares referred to in Section 3 and the Warrants and Registration Rights Agreement referred to in Section 4, the Releases by the Parties set forth in paragraph 6 below shall be effective.

6. For and in consideration of each party's execution of this Agreement, the obligations of SPYR pursuant to Sections 3-5 hereof, and the mutual releases contained herein, the sufficiency of which is hereby acknowledged, each party does hereby release, remise and forever discharge the other party and its respective directors, officers, shareholders, employees, agents, representatives, attorneys, subsidiaries, successors and assigns, of and from any and all

claims and causes of action, which it now has, has had, or may hereafter have, and each and every claim or cause of action, that in any way relates to the Lawsuit Matters

7. Each party hereby represents and warrants to the other that it has not heretofore assigned, sold, transferred or otherwise conveyed or purported to assign, sell, transfer or otherwise convey to any person or entity any matter released or discharged herein. Each party agrees to indemnify, defend and hold harmless the other from and against any actions, causes of action, claims, remedies, demands, damages, charges, interest, losses, costs and expenses, including attorneys' fees, of every kind and nature whatsoever in any way arising out of or occasioned by the actual or purported assignment, sale, transfer or conveyance by that party of any matter released or discharged herein.

8. Each person signing this Agreement represents and warrants that he/she is authorized to sign the Agreement and bind the party for whom he/she signs. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective agents, legal representatives, heirs, successors and assigns.

9. This Agreement embodies the complete and final agreement between the parties and supersedes all previous communications between the parties with respect to the subject matter of this Agreement. This Agreement may not be amended, modified or altered except by a written instrument signed by all parties hereto.

10. Each party shall bear its own attorneys' fees and costs associated with the Lawsuit and all matters related to the underlying dispute and this settlement.

11. Each party represents that it has been represented by legal counsel in the negotiation and drafting of this Agreement. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and the Agreement shall not be construed against any party because of such party's involvement in the preparation or drafting of this Agreement.

12. If any provision of this Agreement or any document executed in connection with this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and shall in no way affect the validity or enforceability of this Agreement or any other provision herein.

13. This Agreement shall be construed and governed by the laws of the State of New York. This Agreement shall be enforceable only in the Court where the Lawsuit was filed.

14. This Agreement may be executed in multiple counterparts, with each counterpart being an original document and all counterparts, when fully signed and taken together, constituting the Agreement of these parties, subject to the terms set forth herein.

15. The parties further agree that this Agreement may be signed by facsimile or electronic (pdf) signatures, each of which shall be taken as an original for purposes of concluding this Agreement.

16. In the event of any dispute or litigation arising out of or related to this Agreement, the prevailing party or parties shall be entitled to recover their costs and reasonable attorneys' fees.

IN WITNESS WHEREOF, each party hereto has read, understood and agrees to be bound by and hereby executes and delivers this Agreement as of the date and year first above written.

ZAKENI LIMITED	SPYR, INC.
By: ______________________	By: ______________________
Sheldon Salcman, President	James R. Thompson, CEO & President

15. The parties further agree that this Agreement may be signed by facsimile or electronic (pdf) signatures, each of which shall be taken as an original for purposes of concluding this Agreement.

16. In the event of any dispute or litigation arising out of or related to this Agreement, the prevailing party or parties shall be entitled to recover their costs and reasonable attorneys' fees.

IN WITNESS WHEREOF, each party hereto has read, understood and agrees to be bound by and hereby executes and delivers this Agreement as of the date and year first above written.

ZAKENI LIMITED	SPYR, INC.
By: ______________________	By: ______________________
Sheldon Salcman, President	James R. Thompson, CEO & President